EXHIBIT 99.1

PRESS RELEASE AND BACKGROUNDER

KYOWA HAKKO SELECTS TELOMERASE INHIBITOR COMPOUND
FOR DEVELOPMENT

Menlo Park, CA — August 13, 2001 — Geron Corporation (Nasdaq: GERN) announced today that Kyowo Hakko Kogyo Co., Ltd. has selected a telomerase inhibitor compound for development as an anti-cancer drug. The compound (GRN163) is a short, modified oligonucleotide designed as a telomerase template antagonist. The compound shows good bioavailability and binds specifically to the active site of telomerase, thereby blocking its activity in cancer cells.

Telomerase inhibition represents a novel mechanism for the treatment of cancer, with potentially broader utility and greater selectivity against cancer cells than anti-cancer agents currently in clinical use. GRN163 has potent and specific telomerase inhibitory activity in vitro and exhibits significant anti-tumor activity against multiple types of human cancer cells. In vivo studies in rodents demonstrated activity against human malignant glioblastoma (brain cancer). This form of human brain cancer was selected for initial in vivo studies because it is particularly aggressive and resistant to current chemotherapy and radiotherapy approaches.

Kyowa Hakko, a collaborating partner with Geron in telomerase inhibition, has marketing rights for certain Asian countries. Geron otherwise holds all rights worldwide.

“We are excited about this compound,” said Richard L. Tolman, Ph.D., Geron’s vice president of drug discovery. “The in vitro and animal data are compelling and we have additional animal studies underway exploring activity against other tumor types. Assuming continued progress, human clinical studies could begin as early as next year.”

“Telomerase is a critical anti-cancer target,” said Fumio Susuki, Ph.D., Kyowa Hakko’s executive director of discovery research. “An inhibitor which is effective against multiple cancers would be a very large product. We are pleased to move this compound into development.”

“Development of GRN163 is a significant milestone for the oncology development group at Geron,” said Thomas B. Okarma, Ph.D., M.D., Geron’s president and chief executive officer. “We will work closely with Kyowa Hakko in co-development of this compound. We expect to manage trials in both the United States and Europe in a number of selected cancer types.”

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Telomeres are the ends of chromosomes that protect DNA from degradation and act as a molecular “clock” for cellular aging. Telomerase is an enzyme that extends telomere length and rewinds the molecular “clock,” thereby extending cellular replicative capacity. Most normal cells do not express telomerase. In contrast, telomerase is abnormally expressed in all human cancer types, including breast, lung, colon, prostate, myeloma and lymphoma. Its constant activity is essential for tumor progression. Therefore, telomerase is a highly specific and universal target for anti-cancer therapies.

Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for applications in oncology and regenerative medicine, and research tools for drug discovery. Geron’s product development programs are based upon three patented core technologies: telomerase, human embryonic stem cells and nuclear transfer.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding product development and future applications of Geron’s technology constitute forward-looking statements that involve risks and uncertainties including, without limitation, risks inherent in the development and commercialization of potential products, dependence on collaborative partners and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ending March 31, 2001.

Contacts:

Geron Corporation Chief Financial Officer David Greenwood Geron Corporation 650-473-7765	Investor Inquiries Nancy Robinson Burns McClellan 415-352-6262

To receive an index and copies of recent press releases, call Geron’s News On Demand toll-free fax service, 1-800-782-3279. Additional information about Geron Corporation can be obtained at http://www.geron.com.

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GERON AND KYOWA HAKKO JOINTLY DEVELOP GRN163-
A TELOMERASE INHIBITOR FOR CANCER

BACKGROUNDER
August 2001

1. The Development Program

Geron Corporation (Geron) and Kyowa Hakko Kogyo Co., Ltd. (KH) have conducted joint research on the discovery of telomerase inhibitors for cancer, and have now moved into the development phase of their collaboration. The Geron/KH development program begins with the selection by KH of a specific Geron compound for development, GRN163, a short oligonucleotide telomerase template antagonist with modified backbone chemistry. Current efforts are now focused on the preparation and testing of GRN163 prior to initiation of human clinical trials. The goal of the program is the successful launch of a safe and effective telomerase inhibitor for the treatment of human cancers.

The Geron/KH collaboration includes the development and marketing of telomerase inhibitors for the Asian market. Geron retains all rights in North America, Europe and the rest of the world outside Asia. Geron will co-develop the compound, including the joint filing of an IND and management of clinical trials in North America and Europe.

2. The Geron/Kyowa Hakko Telomerase Inhibitor Development Candidate, GRN163

Geron and Kyowa Hakko have announced the joint development of GRN163 for the treatment of cancer. GRN163 is a potent and specific inhibitor of human telomerase. GRN163 binds tightly to the template domain of the RNA component (hTR) in the active site of telomerase, blocking the activity of the enzyme. With this mechanism of action, GRN163 is a telomerase ‘template antagonist’. GRN163 inhibits purified telomerase at extremely low (sub-nanomolar) concentrations. GRN163 does not inhibit other critical nucleic acid-modifying enzymes, nor is it toxic to normal cells at concentrations needed to inhibit telomerase in tumor cells. The compound has shown activity in vitro against human myeloma, lymphoma, breast, cervical, renal, prostate and lung cancer cells. In initial in vivo studies, growth of human brain tumor (glioblastoma multiforme) was halted or dramatically slowed with GRN163 treatment. The timing of tumor cell growth inhibition in culture is consistent with the expected mechanism of action of GRN163: telomeres shorten with time, and the time to cell death is related to the initial length of the telomeres.

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GRN163 is a novel short oligonucleotide with modified internucleotide linkages. It has been shown to possess significant advantages over earlier generation oligonucleotide drug candidates reported elsewhere. GRN163 differs markedly from antisense oligonucleotides, which target messenger RNA molecules. Antisense oligonucleotides are indirect inhibitors of their target protein; in order to accomplish this, they must be large enough to specifically block mRNA function. In contrast, the template antagonist GRN163 is a true enzyme inhibitor and can therefore be much smaller (lower molecular weight) than antisense oligonucleotide drug candidates. The backbone, or sugar-phosphate linkages, of GRN163 are chemically modified to produce:

•	enhanced stability of binding to the targeted RNA (hTR) template region;

•	enhanced binding affinity to telomerase;

•	resistance to degradation; and

•	improved cellular uptake and biodistribution.

3. Telomerase and Cancer

3a. Overview

Telomerase is an enzyme that confers replicative immortality to human cells. Its function is the synthesis of telomeres, the essential DNA that “caps” the ends of chromosomes. Without telomerase, telomeres gradually shorten with each cell division until a critical amount of telomeric DNA is lost, at which point cells lose their ability to divide. Although normal tissues generally lack telomerase, this enzyme is present in all types of human cancer, which enables tumor cells to divide indefinitely. Therefore, telomerase is a prime target for development of anti-cancer drugs. In contrast to most cancer therapies today, an effective telomerase inhibitor could potentially be used for the treatment of all cancers, while having minimal toxicity against normal tissues.

3b. Loss of Growth Control and Telomerase Immortalization in Cancer

One of the most pathogenic features of cancer cells is their loss of growth control, which allows tumors to invade and grow in normal tissue, causing loss of organ function and in many cases, death. This loss of growth control is caused by mutations in genes that normally regulate growth and differentiation. These genes may be good targets for drug discovery, but they suffer from having redundant pathways and important functions in normal cells. Drugs targeting these genes often have safety or efficacy limitations: they may be toxic to normal cells, they might not work in all cancers, or cancers might quickly evolve resistance.

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A second important aspect of cancer cells is their abnormal activation of telomerase, the unique enzyme conferring cellular immortality. This activation allows cancer cells to continuously grow and spread. If telomerase could be blocked in tumor cells they would revert to having a finite lifespan, and eventually die. They would also be expected to manifest enhanced sensitivity to standard cytotoxic therapies, such as chemotherapy or radiation therapy. Unlike loss of growth control (discussed above), telomerase activation does not cause cancer, it only permits cancer cells to become immortal. In adults, telomerase is turned off in essentially all cells, which is the reason for the limited replicative capacity of most normal cells. Only in some tissues with high growth capacity is telomerase expressed for brief periods of time during cell division. Experiments with telomerase knock-out mice (mice genetically engineered to lack telomerase activity) have demonstrated that telomerase is not essential for normal growth and differentiation of body tissues.

Telomerase is a unique cancer target because:

•	it is expressed in essentially all tumor types;

•	it plays a critical role in enabling the long term survival of cancer cells;

•	there is no alternative pathway which is known to efficiently replace telomerase in tumor cells; and

•	telomerase has no essential function in normal adult somatic cells.

A telomerase inhibitor is therefore expected to “remortalize” cancer cells in essentially all cancers, with minimal side effects, and with a low likelihood of resistance developing due to activation of alternative pathways for replicative immortality in the tumor.

3c. Telomeres, Telomerase, and Cell Fate

Telomeres are the unique structures that “cap” the ends of our chromosomes, preventing degradation or abnormal rearrangement of our genetic material. In humans, telomeres consist of a repeated DNA sequence (TTAGGG), together with telomere binding proteins. Without a proper telomere structure, cells cannot divide. Telomere loss or dysfunction in normal cells typically results in a state of irreversible growth arrest called senescence (normal cellular aging). In cancer cells, telomere loss typically results in apoptosis, the process of cell suicide.

The normal DNA replication machinery cannot completely replicate chromosome ends. Thus, a novel DNA polymerase called telomerase evolved to specifically replicate telomeric DNA. To accomplish telomere synthesis, telomerase requires two critical subunits, a catalytic protein, hTERT (human telomerase reverse transcriptase) and an RNA component, hTR (human telomerase RNA). Geron has issued patents on the genes for

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both hTR and hTERT. A region of hTR called the ‘template domain’ is complementary to about 2 repeats of the telomere DNA sequence, and it is this portion of hTR that the catalytic component hTERT utilizes to encode the synthesis of telomeres. In essence, the active site of telomerase has the end of the telomere adjacent to and base-paired with the template domain of hTR, surrounded by the reverse transcriptase core of hTERT (Fig. 1). Incoming building blocks of DNA are thus added to the end of the telomere by hTERT in a sequence-specific manner as directed by base-pairing to the hTR template. When the boundary of the template region is reached, the telomere can either dissociate, ending the synthesis of DNA by telomerase, or it can slide back 6 bases on the template domain, repositioning itself for another telomeric repeat addition. GRN163 tightly binds to the template domain of hTR and thereby blocks the core enzymatic activity of telomerase.

Telomerase is active in essentially all immortal human cells in which telomeres are maintained. These cells include cells of very early embryonic development, certain cells of the reproductive tract (testes and ovaries), and tumor cells. In most normal, mortal cells, telomerase is not active and telomeres gradually shorten, leading to senescence. Were it not for the abnormal activation of telomerase in cancer cells, they too would be mortal and would undergo cell cycle arrest or suicide when their telomeres became critically short. In fact, most tumor cells arise from telomerase-negative normal cells and probably do arrest or die upon telomere loss. Only the rare tumor cells that bypass numerous growth control checkpoints and also activate telomerase survive to become the common life-threatening cancers. Table 1 lists the frequency of telomerase-positive tumor samples from the 10 major cancers in the U.S.

Work conducted at Geron and elsewhere has shown that telomere loss caused by inactivation, inhibition or repression of telomerase can kill tumor cells in a telomere-dependent manner. The first such demonstration was published in 1995 upon the successful cloning of hTR by Geron scientists (Feng et al., Science 269, 1236-1241, “The RNA component of human telomerase”). Using an antisense gene therapy strategy, it was shown that blocking hTR function by forcing tumor cells to express a complementary copy of hTR caused loss of telomerase activity, telomere shortening, and tumor cell death. Subsequently, many groups focussed on short oligonucleotides that could be delivered to tumor cells without gene therapy. By targeting the functional template region of hTR in the enzyme complex, such oligonucleotides could directly bind to and inhibit the enzyme, without requiring the classical antisense mechanism which indirectly blocks the production of the active target molecule. This approach demonstrated tumor cell killing after a period of time consistent with telomere loss. Other methods of inhibiting or blocking telomerase

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have also demonstrated tumor cell killing, thereby validating this approach for the treatment of cancer.

Tumor cell killing by anti-telomerase cancer therapy theoretically requires treatment with the telomerase inhibitor until tumor cell telomeres have shortened to the point where cell crisis, or apoptosis, is induced. Since telomerase inhibiting agents have no known intrinsic cellular toxicity, prolonged treatment should be possible and desirable for optimum efficacy. The most likely scenario for the use of a telomerase inhibitor would be to initiate treatment after debulking (of a solid tumor) by surgery or radiation. However, there is also emerging evidence for synergy of telomerase inhibitors with other cancer chemotherapeutic agents. Particularly important candidates for combination use with telomerase inhibitors are the common chemotoxic agents that act through a mechanism involving DNA damage. Certain telomere-associated proteins also have functions in DNA repair and may play a role in the observed synergy between telomerase inhibitors and DNA damaging agents. Thus, telomerase inhibition is expected to augment the efficacy of chemotoxic agents and could widen the treatment window for such cancer agents currently in use or in clinical development.

3d. Regulation of Telomerase in Human Cells

Telomerase is active in very early human development, but is repressed (turned off) in basically all normal tissues and organs before birth. Repression of telomerase in humans likely involves several independent mechanisms, one of which is the selective down-regulation of the gene for hTERT. Thus, most normal cells after birth lack the catalytic protein component of telomerase and have very low or undetectable levels of telomerase activity. In females, the ovary has generated most of its germ cells (oocytes) by the time of birth, and telomerase does not need to be turned on again for maintenance of telomere length until after oocyte fertilization. In males, however, sperm production occurs throughout adulthood, and telomerase is permanently upregulated in sperm progenitor cells in the testes.

The absence of telomerase in normal human tissues results in the gradual loss of telomeric DNA with cell division throughout life. Because most tissues have minimal growth or turnover after the first 10-15 years of life, telomere loss in adults in the absence of any telomerase activity is very slow except in cases of chronic stress. In the highly proliferative tissues, however, like the skin, gut, blood and immune systems, hundreds or thousands of cell divisions are expected throughout the life of a human. The body appears to have at least two strategies to cope with this situation. First, a large reserve of quiescent (non-dividing) stem cells exists in the

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bone marrow and other compartments in the body, and only a very small fraction of the reserve is mobilized at any given time for clonal expansion and replenishment of dying mature cells. The quiescent stem cells are telomerase negative, but their gradual recruitment over many decades permits longevity. Second, telomerase is transiently activated in the stem cell descendants, or progenitor cells, that are committed to clonal expansion. This transient activation of telomerase appears to slow the rate of telomere loss, conferring an extended, but still mortal lifespan to the cell population. Thus, with time, telomeres gradually shorten even in the highly proliferative tissues. As in other mortal tissues, this shortening is accelerated by chronic stress, which increases the number of cell divisions per year.

4. Safety of Telomerase Inhibitors

The presence of telomerase in the male germ line and its transient expression in certain highly proliferative tissues is expected to have minimal implications for the safety of telomerase inhibitors. There are two general categories of toxicity associated with any drug: mechanistic and non-mechanistic. The former relates to issues associated with the specific target of the drug, the latter with effects the drug, or its metabolites (breakdown products), might have on other molecules. Although GRN163 is highly specific for telomerase, thereby reducing the likelihood of non-mechanistic toxicity, such effects could possibly occur if high concentrations or long duration of treatment are needed for certain tumors. These potential effects will be assessed in long term treatment studies in animals.

The potential mechanistic side effects of telomerase inhibition are easier to predict. First, most normal human cells, including quiescent stem cells, do not express telomerase, so an inhibitor should have no mechanistic side effects on these cells. Second, observations in telomerase knock-out mice, which are totally devoid of telomerase activity, show no effect on normal growth and development in any tissue (even the highly proliferative ones that are normally telomerase positive in mice throughout life) until their telomeres become very short. In mice, this takes several generations of inbreeding telomerase-null mice, so it is clear that telomeres, but not telomerase, are essential for normal cell and tissue function. This suggests that in the male human germ line, and other highly proliferative tissues where telomerase is transiently active, a telomerase inhibitor will have no significant lasting effect unless the duration of treatment is so long that telomeres in those cells become critically short. This is unlikely because telomeres are generally much shorter in tumor cells than in normal tissues, and also because tumor cells divide more frequently than normal cells. Nevertheless, mechanistic safety issues will also be addressed as part of the GRN163 Development Program.

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5. Conclusions

A telomerase inhibitor remains one of the most promising new approaches to the treatment of cancer as evidenced by numerous publications in the cancer field. There are many treatment possibilities and therapeutic combinations for a telomerase inhibitor that could demonstrate clinical efficacy as either a single-entity clinical drug, or a compound useful in combination with other anti-tumor agents. Geron is the leader in telomerase inhibition, with the only known clinical candidates with demonstrated in vivo efficacy in xenograft models. These preclinical results show promise for clinical success in humans. The Geron telomerase inhibitor compound classes, including specific low molecular weight inhibitors, are claimed in pending U.S. and worldwide patent applications.

Geron’s Oncology Unit is developing multiple approaches to the enhanced treatment of cancer utilizing telomerase. These approaches include GRN163 (the telomerase template antagonist that is the primary focus of this backgrounder), as well as:

•	families of small molecule telomerase inhibitors;

•	the use of hTERT to generate an anti-cancer vaccine;

•	cancer-specific oncolytic viruses, under regulatory control by the telomerase promoter; and

•	telomerase-based diagnostics for improved screening and diagnosis of various cancers.

Geron has an extensive international portfolio of intellectual property covering all aspects of telomerase, including more than 60 issued patents and over 180 pending patent applications. The portfolio includes U.S. patents for purified human telomerase, the cloned genes encoding the RNA and protein components of human telomerase, telomerase activity assays and methods of screening for telomerase inhibitors. The nucleotide sequence of GRN163 is covered by an issued U. S patent, and Geron has pending patent applications worldwide covering all aspects of the chemical composition and various formulations of GRN163 as well as methods of using this compound for the treatment of cancer.

Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for applications in oncology and regenerative medicine, and research tools for drug discovery. Geron’s product development programs are based upon three patented core technologies: telomerase, human embryonic stem cells and nuclear transfer.

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This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding product development and future applications of Geron’s technology constitute forward-looking statements that involve risks and uncertainties including, without limitation, risks inherent in the development and commercialization of potential products, dependence on collaborative partners and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ending March 31, 2001.

Contacts:

Geron Corporation Chief Financial Officer David Greenwood Geron Corporation 650-473-7765	Investor Inquiries Nancy Robinson Burns McClellan 415-352-6262

To receive an index and copies of recent press releases, call Geron’s News On Demand toll-free fax service, 1-800-782-3279. Additional information about Geron Corporation can be obtained at http://www.geron.com.

(more)

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Figure 1

TABLE 1
TELOMERASE EXPRESSION IN HUMAN CANCERS

	POS/TOTAL	% POS

Lung	113/140	81%

Breast	300/339	88%

Colon	123/138	89%

Prostate	52/58	90%

Bladder	172/185	92%

Skin	88/95	93%

Kidney	95/115	83%

Leukemia	102/132	77%

Pancreas	41/43	95%

Ovary	21/23	91%

Source: Shay & Bachetti, Eur. J. Cancer, 33, 787, 1997

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